EXHIBIT 10.11

ACKNOWLEDGMENT AND RELEASE AGREEMENT

This Acknowledgment and Release Agreement (the “Acknowledgment and Release”) is entered into as of June 23, 2006, by and among Gary N. Pelehaty (“Executive”), Peoples Savings Bank (the “Bank”) and Farnsworth Bancorp, Inc. (the “Company”) and Sterling Bank (“Sterling”).

WHEREAS, the Bank and the Company have entered into separate Employment Agreements with Executive, effective as of October 17, 2005 (the “Employment Agreements”), which provide Executive with a certain severance benefits in the event of Executive’s termination of employment following a change in control of the Bank or the Company; and

WHEREAS, the Company entered into an Agreement and Plan of Merger by and among the Company, Sterling and Sterling Banks, Inc., dated as of June 23, 2006 (the “Merger Agreement”), pursuant to which the Company shall merge with and into Sterling Banks, Inc.(the “Merger”) and the Bank will merge with and into Sterling, and thereafter the separate corporate existence of the Company and the Bank shall cease; and

WHEREAS, this Acknowledgment and Release is required under Section 63(e) of the Merger Agreement; and

WHEREAS, Section 9(a) of the Employment Agreements provide that Executive shall be eligible to receive severance payments, if, within twenty-four (24) months following a change in control of the Bank or the Company, Executive’s employment is involuntarily terminated; and

WHEREAS, in connection with the Merger, Executive’s employment shall be terminated by the Bank as of and immediately prior to the effective date of the Merger (the “Effective Time”), thereby entitling Executive to receive the payments set forth herein; and

WHEREAS, pursuant to section 6.3(e) of the Merger Agreement, the Bank and Sterling have agreed to make the payments set forth herein in exchange for the termination of the Employment Agreements as of the Effective Time and the execution of this Acknowledgment and Release.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.
Acknowledgement of Severance Payment. The Executive shall receive a lump sum payment of [$600,405] (subject to recalculation if the Merger closes in 2007), less the present value of any benefits paid or payable by the Company and the Bank that are contingent on a “change of control” as defined under Section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Code’)(the total amount due under the Employment Agreements), subject to applicable withholding taxes (the “Payment”) in full satisfaction of the cash severance benefit payable under Section 9(a) of the Employment Agreements. Such amount shall equal the product of 2.999 times the Executive’s “base amount” as defined in Code Section 280G, but reduced in such a manner and to such extent that this payment shall not be an “excess parachute payment” under Code Section 280G and shall not be subject to the excise taxes described in Code Section 4999(a).

Notwithstanding the foregoing, the Payment will be paid by Sterling or the Bank to the Executive as of the Effective Time or as soon as permissible thereafter such that there will not be the imposition of additional taxes and penalties levied against the Executive under Code Section 409A resulting from the timing of such Payment.

If the Executive is deemed to be a “Specified Employee” under Code Section 409A, such payment must be withheld until the required time period provided for in the regulations promulgated under Code Section 409A.

Under Code Section 409A, a “Separation from Service” may be required to receive the Payment.

In accordance with Code Section 409A, a “separation from service” shall be deemed to have occurred where a former employee is providing services to a former employer in a capacity other than as an employee and the former employee is providing such services at an annual rate that is less than 50 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is less than 50 percent of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period). The annual rate of providing services is determined based upon the measurement used to determine the employee’s base compensation (for example, amounts of time required to earn salary, hourly wages, or payments for specific projects).

Upon the Effective Time, at no unreimbursed expense to the Bank, the Executive and his dependents covered under any medical, dental, eye-care, prescription drugs or medical reimbursement or other similar plans sponsored by the Bank as of the date hereof shall be eligible to continue to participate in all medical, dental, eye-care, prescription drugs or medical reimbursement or other similar plans sponsored by the Bank or Sterling, as the successor to the Bank, at the Executive’s expense for a period of 36 months, on the same terms and conditions as if the Executive was an employee of the Bank or Sterling following the Effective Time. This provision shall survive the Merger.

2.
Consulting Agreement. The Executive shall enter into a Consulting Agreement with Sterling simultaneously with this Agreement whereby the Executive shall be retained as a consultant to Sterling for a period of three years from the Effective

Time during which time certain restrictions shall apply to the Executive with respect to competition, non-solicitation of clients and non-solicitation of employees (collectively, the “Post-Termination Obligations”), all as described in the Consulting Agreement. The Executive shall receive remuneration in support of the Post-Termination Obligations, as described in the Consulting Agreement.

3.
Release and Waiver. Executive hereby agrees that the Payment will be in full satisfaction of all obligations of the Bank, the Company and Sterling to Executive under the Employment Agreements. Executive, the Bank, the Company and Sterling hereby expressly understand and acknowledge that such Payment shall not affect or reduce Executive’s right to receive (i) his salary through the date of termination in accordance with Section 3(a) of the Employment Agreement; (ii) any bonus earned for the 2006 calendar year in the amount disclosed to the Company in connection with the merger negotiations; (iii) continued eligibility to participate in the health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., Code section 4980B(f)) following Executive’s date of termination of employment with the Bank; (iv) any benefit vested in Executive under any tax-qualified or non-tax qualified employee benefit plan of the Bank; and (v) any benefit attributable to Executive under a stock option plan of the Company (i.e. the 1999 Stock Option Plan and 2002 Stock Option Plan).

4.	General Provisions.

(a)
Heirs, Successors and Assigns. The terms of this Acknowledgment and Release shall be binding upon the parties hereto and their respective heirs, successors and assigns, including but not limited to the Bank, the Company, and Sterling.

(b)
Final Agreement. This Acknowledgment and Release represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Acknowledgment and Release may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)
Governing Law. This Acknowledgment and Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law.

(d)
Counterparts. This Acknowledgment and Release may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

5.
Upon payment to Executive of the amount set forth in Section I hereof, neither the Bank, the Company, nor Sterling shall have any further obligation to Executive under the Employment Agreements, other than with respect to the payments and other benefits described herein.

6.
Any term or provision of this Acknowledgment and Release which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Acknowledgment and Release.

IN WITNESS WHEREOF, the parties hereto have signed this Acknowledgment and Release.

EXECUTIVE /s/ Gary N. Pelehaty Gary N. Pelehaty	06/23/06 Date
PEOPLES SAVINGS BANK /s/ Gary N. Pelehaty By: Gary N. Pelehaty, President	06/23/06 Date
FARNSWORTH BANCORP, INC. /s/ Gary N. Pelehaty By: Gary N. Pelehaty, President	06/23/06 Date
STERLING BANK /s/ Robert H. King By: Robert H. King, President	06/23/06 Date